Exhibit 99.1

Revolution Medicines Enters Into $2 Billion Flexible Funding Agreement with Royalty Pharma to Support Global Development and Commercialization of RAS(ON) Inhibitor Portfolio for Patients with RAS-Addicted Cancers

•	Flexible funding provides $2 billion in committed capital comprised of up to $1.25 billion of synthetic royalty and up to $750 million in corporate debt

•	Company moving forward with independent global commercialization strategy to prioritize patient reach and maximize shareholder value

•	Transaction expands Revolution Medicines’ financial resources and optionality with $1.25 billion of the $2 billion available at the company’s discretion

•	Revolution Medicines to host webcast today at 8:00 a.m. Eastern Time

REDWOOD CITY, Calif., June 24, 2025 (GLOBE NEWSWIRE) – Revolution Medicines, Inc. (Nasdaq: RVMD), a late-stage clinical oncology company developing targeted therapies for patients with RAS-addicted cancers, today announced that it has partnered with Royalty Pharma on $2 billion in flexible funding to support Revolution Medicines’ independent global development and commercialization strategy and operations. Revolution Medicines retains full strategic and executional control of product development and commercialization for its portfolio of RAS(ON) inhibitors in the US and internationally, enabling the company to leverage its assets, capabilities and momentum toward establishing new global standards of care and creating value for shareholders.

“Today’s announcement represents a major boost to our bold vision on behalf of patients with RAS-addicted cancers,” said Mark A. Goldsmith M.D., Ph.D., chief executive officer and chairman of Revolution Medicines. “This funding agreement significantly increases the financial resources we can deploy while preserving optionality as we scale our operations to create the industry-leading global targeted medicines franchise for patients with RAS-addicted cancers based on our highly differentiated RAS(ON) inhibitor portfolio.”

“We are excited to announce today a groundbreaking partnership that provides Revolution Medicines with up to $2 billion of long-term capital through a customized funding solution that facilitates the expansive development and global commercialization of its leading RAS(ON) inhibitor portfolio,” said Pablo Legorreta, founder and chief executive officer of Royalty Pharma. “This partnership exemplifies a new funding paradigm for highly innovative biotech companies. In contrast to a conventional pharma partnership, this large scale and flexible funding agreement enables Revolution Medicines to retain control of the clinical development of daraxonrasib, as well as the ability to capture significant value creation that would result from the successful clinical development and commercialization of its pipeline.”

Transaction overview

The funding agreement provides for $2 billion in committed capital comprised of up to $1.25 billion in synthetic royalty monetization on sales of daraxonrasib, the company’s RAS(ON) multi-selective inhibitor, and up to $750 million in corporate debt. The agreement provides significant flexibility to Revolution Medicines with $1.25 billion of the total funding reserved as optional to the company at its discretion, subject to the achievement of specific milestones.

Synthetic royalty details

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Royalty Pharma will provide up to $1.25 billion in exchange for tiered royalties for a term of 15 years on worldwide annual net sales of daraxonrasib; the royalties decrease based on sales and for sales above $8 billion the royalty rate is zero.

•	The $1.25 billion synthetic royalty funding is divided into five tranches of $250 million.

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The first two $250 million tranches, totaling $500 million, are payable prior to daraxonrasib’s approval by the FDA and royalty obligations begin only after daraxonrasib approval. Revolution Medicines received the first $250 million tranche at closing and the second $250 million tranche is due to the company upon a positive data readout from the company’s RASolute 302 study, a global Phase 3 trial in patients with previously treated pancreatic ductal adenocarcinoma (PDAC).

•	The royalty rates on annual net sales for these two tranches are 4.55% on the first $2 billion, 2.50% on $2 billion to $4 billion, 1.00% on $4 billion to $8 billion and zero above $8 billion.

•	At annual net sales of $8 billion, the effective blended royalty rate for these tranches would be 2.26% and this rate progressively decreases as net sales increase above $8 billion.

•	The subsequent three equal tranches, totaling $750 million, are post-approval tranches that can be drawn at the company’s discretion after certain milestones are achieved.

•	In a scenario where the company draws the entire $1.25 billion:

•	The royalty rates for all five tranches on annual net sales are 7.80% on the first $2 billion, 4.55% on $2 billion to $4 billion, 2.40% on $4 billion to $8 billion and zero above $8 billion.

•	At annual net sales of $8 billion, the effective blended royalty rate would be 4.29% and this rate progressively decreases as net sales increase above $8 billion.

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The potential exists for overlapping indication labels across certain assets within the company’s pipeline. If zoldonrasib, the company’s RAS(ON) G12D-selective inhibitor, were approved in the same indication as daraxonrasib, zoldonrasib sales would be included in the calculation of total net sales that are subject to the royalty schedule noted above. If zoldonrasib is approved solely for indications outside of daraxonrasib indications, zoldonrasib sales would not be subject to any royalties under the royalty agreement.

Debt details

•	The debt facility is an up to $750 million senior secured term loan consisting of three $250 million tranches linked to commercialization of daraxonrasib.

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The company would receive the first debt tranche of $250 million following first FDA approval of daraxonrasib for the treatment of metastatic PDAC, if this occurs by January 1, 2028. Debt tranches two and three are optional at the company’s discretion and will be available to the company based on achievement of annual net sales milestones for daraxonrasib.

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The term loan is an interest-only facility, with principal due at the earlier of (i) 6 years after the first tranche is funded and (ii) December 31, 2032. The interest rate is calculated based on the 3-month Standard Overnight Financing Rate (SOFR) plus 5.75%, with a SOFR floor of 3.50%.

Further details on this transaction can be found in the Current Report on Form 8-K filed by the company today with the Securities and Exchange Commission.

Cash runway update

As a result of entering into this funding agreement with Royalty Pharma, the company is removing its cash runway end date guidance.

Investor webcast

Revolution Medicines management will host an investor webcast today, June 24, at 8:00 a.m. ET (5:00 a.m. PT) to discuss this transaction. To participate in the live webcast, participants may register at https://edge.media-server.com/mmc/p/b35x58yh. A live webcast of the call will be available on the Investors section of Revolution Medicines’ website at https://ir.revmed.com/events-and-presentations. Following the live webcast, a replay will be available on the company’s website for at least 14 days.

Advisors

TD Securities acted as financial advisor and Latham & Watkins acted as legal advisor to Revolution Medicines. Goodwin Procter and Maiwald acted as legal advisors to Royalty Pharma.

About Revolution Medicines, Inc.

Revolution Medicines is a late-stage clinical oncology company developing novel targeted therapies for patients with RAS-addicted cancers. The company’s R&D pipeline comprises RAS(ON) inhibitors designed to suppress diverse oncogenic variants of RAS proteins. The company’s RAS(ON) inhibitors daraxonrasib (RMC-6236), a RAS(ON) multi-selective inhibitor; elironrasib (RMC-6291), a RAS(ON) G12C-selective inhibitor; and zoldonrasib (RMC-9805), a RAS(ON) G12D-selective inhibitor, are currently in clinical development. The company anticipates that RMC-5127, a RAS(ON) G12V-selective inhibitor, will be its next RAS(ON) inhibitor to enter clinical development. Additional development opportunities in the company’s pipeline focus on RAS(ON) mutant-selective inhibitors, including RMC-0708 (Q61H) and RMC-8839 (G13C). For more information, please visit www.revmed.com and follow us on LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release that are not historical facts may be considered “forward-looking statements,” including without limitation statements regarding the potential for daraxonrasib, zoldonrasib or other assets within the company’s pipeline to be approved by the FDA, including the indications for which they are approved; the company’s development and commercialization plans for its RAS(ON) inhibitor portfolio; the company’s priorities regarding standards of care, patient reach and shareholder value; its vision on behalf of patients with RAS-addicted cancers; the financial resources available to the company, including the availability of capital from the synthetic royalty and the corporate debt arrangement and whether the company achieves the milestones associated with certain payments thereunder; and whether the company elects to receive optional funding under the arrangement, if available. Forward-looking statements are typically, but not always, identified by the use of words such as “may,” “will,” “would,” “believe,” “intend,” “plan,” “anticipate,” “estimate,” “expect,” and other similar terminology indicating future results. Such forward-looking statements are subject to substantial risks and uncertainties that could cause the company’s development programs, future results, performance or achievements to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation risks and uncertainties inherent in the drug development process, including the company’s programs’ current stage of development, the process of designing and conducting preclinical and clinical trials, risks that the results of prior clinical trials may not be predictive of future clinical trials, clinical efficacy, or other future results, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, the company’s ability to successfully establish, protect and defend its intellectual property, other matters that could affect the sufficiency of the company’s capital resources to fund operations, reliance on third parties for manufacturing and development efforts, changes in the competitive landscape, and the effects on the company’s business of the global events, such as international conflicts or global pandemics. For a further description of the risks and uncertainties that could cause actual results to differ from those anticipated in these forward-looking statements, as well as risks relating to the business of the company in general, see the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the SEC) on May 7, 2025, and its future periodic reports to be filed with the SEC. Except as required by law, the company undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Revolution Medicines Media & Investor Contact:

media@revmed.com

investors@revmed.com